Exhibit 99.1

Flexsteel Reports 10% Sales Growth

DUBUQUE, Iowa--(BUSINESS WIRE)--August 14, 2013--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported net sales of $386 million, a 10% increase for the fiscal year ended June 30, 2013 compared to $352 million in the prior fiscal year. Net income increased to $13.2 million for the fiscal year ended June 30, 2013, the highest ever reported by the Company, from $13.1 million in the prior fiscal year. The current year includes executive transition costs of $1.3 million.

For the quarter ended June 30, 2013 net sales were $102 million, a 9% increase over prior year quarter net sales of $94 million. Net income for the quarters ended June 30, 2013 and 2012 was $4.2 million and $4.4 million, respectively.

Residential net sales were $311 million in the current fiscal year, an increase of 13% from the prior fiscal year sales of $275 million. The residential net sales increase of $36 million was primarily due to growth from existing customers and products, and expansion of product portfolio and customer base. Commercial net sales were $75 million in the current fiscal year compared to $77 million in the prior fiscal year.

Residential net sales were $82 million in the current quarter, an increase of 10% from the prior year quarter of $75 million reflecting growth from existing customers and products, and expansion of product portfolio and customer base. Commercial net sales were $20 million in the current year quarter compared to $19 million in the prior year quarter.

Gross margin for the fiscal year ended June 30, 2013 was 23.4% compared to 24.2% for the prior fiscal year. During fiscal year 2013, the Company’s expenses related to workers compensation and health insurance programs were approximately $1.5 million or 0.4% of net sales higher than fiscal 2012. Gross margin for the quarter ended June 30, 2013 was 23.3% compared to 25.3% in the prior year quarter. For the quarter the gross margin percentage change is primarily due to changes in product and customer mix, and increased workers compensation insurance expenses.

Selling, general and administrative (SG&A) expenses for the fiscal year ended June 30, 2013 were 18.2% of net sales compared to 18.4% in the prior fiscal year. The current year includes executive transition costs of $1.3 million or $0.11 per share. Excluding these costs, primarily incurred through the third quarter, SG&A was 17.8% of net sales for the current year. SG&A expenses were 17.0% and 18.1% of net sales for the quarter ended June 30, 2013 and 2012, respectively. The improvement for the quarter reflects better absorption of indirect costs on higher sales volume.

During the fiscal year and quarter ended June 30, 2013, the number of outstanding fully diluted shares increased by 318,126 and 211,836, respectively. This is a result of shares issued on the exercise of stock options and the impact of a 23% stock trading price increase on the outstanding options.

Based on the above factors, earnings per share were $1.80 and $1.86 per share for the fiscal years ended June 30, 2013 and 2012, respectively. Earnings per share for the quarters ended June 30, 2013 and 2012 were $0.57 per share and $0.61 per share, respectively. All earnings per share amounts are on a diluted basis.

Working capital (current assets less current liabilities) at June 30, 2013 was $113.7 million compared to $103.7 million at June 30, 2012. Significant changes in working capital from June 30, 2012 to June 30, 2013 included increases in inventories of $9.7 million, other current assets of $4.4 million and accounts receivable of $2.5 million. The increases were offset by a decrease in cash of $3.0 million, increased other current liabilities of $2.7 and increased accounts payable of $1.0 million. The higher inventory levels support the increases in residential sales volume and expanded product offerings.

The decrease in cash of $3.0 million during fiscal year 2013 reflects net cash provided by operating activities of $5.9 million offset by capital expenditures of $6.2 million, including $2.7 million to complete the $11.8 million corporate office building, and payment of dividends totaling $4.2 million. The Company expects that capital expenditures for fiscal year 2014 will be approximately $4.5 million, primarily for manufacturing, delivery and information technology equipment.

Outlook
The Company believes that moderate top line growth will continue through the end of calendar year 2013. Residential growth is expected to continue with existing customers and products, and through expanding our product portfolio and customer base. The Company expects this growth to be led by increased demand for upholstered products. The Company expects demand for its commercial products to remain at current levels into the second half of the calendar year. The Company is confident in its ability to take advantage of market opportunities.

The Company remains committed to its core strategies, which include a wide range of quality product offerings and price points to the residential and commercial markets, combined with a conservative approach to business. We will maintain our focus on a strong balance sheet through emphasis on cash flow and increasing profitability. We believe these core strategies are in the best interest of our shareholders.

Conference Call
We will host a conference call on August 15, 2013, at 10:30 a.m. Central Time. To access the call, please dial 1-866-830-5279 and provide the operator with ID#75460761. A replay will be available for two weeks beginning approximately two hours after the conclusion of the call by dialing 1-855-859-2056 and entering ID#75460761.

Forward-Looking Statements
Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, including expenses related to the Indiana civil litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, inflation, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

About Flexsteel
Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	June 30,	June 30,
	2013	2012
ASSETS

CURRENT ASSETS:
Cash	$10,934	$13,970
Trade receivables, net	36,075	33,601
Inventories	92,417	82,689
Other current assets	9,775	5,333
Total current assets	149,201	135,593

NONCURRENT ASSETS:
Property, plant, and equipment, net	32,145	29,867
Other assets	11,193	16,212

TOTAL	$192,539	$181,672

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$13,927	$12,973
Other current liabilities	21,575	18,876
Total current liabilities	35,502	31,849

LONG-TERM LIABILITIES:
Other long-term liabilities	5,800	10,381
Total liabilities	41,302	42,230

SHAREHOLDERS’ EQUITY	151,237	139,442

TOTAL	$192,539	$181,672

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Fiscal Year Ended June 30,
	2013		2012
NET SALES	$386,189	100.0%	$352,089	100.0%
COST OF GOODS SOLD	(295,720)	(76.6)	(266,810)	(75.8)
GROSS MARGIN	90,469	23.4	85,279	24.2
SELLING, GENERAL AND ADMINISTRATIVE	(70,198)	(18.2)	(65,033)	(18.4)
OPERATING INCOME	20,271	5.2	20,246	5.8
INTEREST AND OTHER INCOME	610	0.2	422	0.1
INCOME BEFORE INCOME TAXES	20,881	5.4	20,668	5.9
INCOME TAX PROVISION	(7,730)	(2.0)	(7,600)	(2.2)
NET INCOME	$13,151	3.4%	$13,068	3.7%
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	7,041		6,781
Diluted	7,326		7,008
EARNINGS PER SHARE OF COMMON STOCK:
Basic	$1.87		$1.93
Diluted	$1.80		$1.86

	Three Months Ended June 30,
	2013		2012
NET SALES	$102,010	100.0%	$93,936	100.0%
COST OF GOODS SOLD	(78,229)	(76.7)	(70,177)	(74.7)
GROSS MARGIN	23,781	23.3	23,759	25.3
SELLING, GENERAL AND ADMINISTRATIVE	(17,366)	(17.0)	(16,962)	(18.1)
OPERATING INCOME	6,415	6.3	6,797	7.2
INTEREST AND OTHER INCOME	245	0.2	112	0.1
INCOME BEFORE INCOME TAXES	6,660	6.5	6,909	7.3
INCOME TAX PROVISION	(2,420)	(2.4)	(2,510)	(2.6)
NET INCOME	$4,240	4.1%	$4,399	4.7%
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	7,106		6,855
Diluted	7,417		7,205
EARNINGS PER SHARE OF COMMON STOCK:
Basic	$0.60		$0.64
Diluted	$0.57		$0.61

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Fiscal Year Ended
	June 30,
	2013	2012
OPERATING ACTIVITIES:
Net income	$13,151	$13,068
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	3,803	2,835
Deferred income taxes	414	23
Stock-based compensation expense	869	1,056
Provision for losses on accounts receivable	(215)	(150)
Other non-cash, net	69	7
Gain on disposition of capital assets	(18)	(34)
Changes in operating assets and liabilities	(12,168)	(7,828)
Net cash provided by operating activities	5,905	8,977

INVESTING ACTIVITIES:
Net sales (purchases) of investments	187	(372)
Proceeds from sale of capital assets	21	34
Capital expenditures	(6,225)	(10,939)
Net cash used in investing activities	(6,017)	(11,277)

FINANCING ACTIVITIES:
Dividends paid	(4,213)	(2,535)
Proceeds from issuance of common stock	1,289	916
Net cash used in financing activities	(2,924)	(1,619)

Decrease in cash	(3,036)	(3,919)
Cash at beginning of period	13,970	17,889
Cash at end of period	$10,934	$13,970

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Timothy E. Hall, 563-585-8392
Chief Financial Officer